As filed with the Securities and Exchange Commission on August 6, 2009
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

EMPIRE RESORTS, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware		13-3714474
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
c/o Monticello Casino and Raceway Route 17B, P.O. Box 5013 Monticello, NY 12701
(Address Principal Executive Offices) (Zip Code)

2005 Equity Incentive Plan
(Full Title of the Plan)

Joseph E. Bernstein Chief Executive Officer Empire Resorts, Inc. c/o Monticello Casino and Raceway Route 17B, P.O. Box 5013 Monticello, NY 12701
(Name and Address of Agent For Service)

(845) 807-0001
Telephone Number, Including Area Code of Agent For Service.

Copy to:

Robert H. Friedman, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Telephone: (212) 451-2300 Facsimile: (212) 451-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	5,000,000	$1.95	$9,750,000	$544.05
TOTAL				$544.05

(1)
Pursuant to Rule 416(c) of the Securities Act of 1933, as amended, the registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the Registrant's Amended and Restated 2005 Equity Incentive Plan (the “Plan”).

(2)	The number of shares available for the grant of options under the Plan has been increased from 3,500,000 to 8,500,000.

(3)
Pursuant to Rule 457 (h) of the Securities Act of 1933, as amended, the offering price per share, solely for the purpose of calculating the registration fee, is based on the average of the high and low prices of the Registrant’s common stock on the NASDAQ Global Market on August 4, 2009.

STATEMENT UNDER GENERAL INSTRUCTION E –
REGISTRATION OF ADDITIONAL SECURITIES

Empire Resorts, Inc. (the “Company”) is filing this Registration Statement on Form S-8 to register an additional 5,000,000 shares of its common stock, $0.01 par value per share (“Common Stock”), issuable under the Company’s Amended and Restated 2005 Equity Incentive Plan (the “Plan”).  The increase in the number of shares authorized for issuance under the Plan from 3,500,000 to 8,500,000 was approved by the Company’s stockholders at our 2009 annual meeting held on June 16, 2009.  On March 31, 2006, the Company filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (Registration No. 333-132889) (the “Prior Registration Statement”), registering of 3,500,000 shares of Common Stock, which were to be issued in connection with the Plan.

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.  The documents we are incorporating by reference are as follows:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2008;

(2)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

(3)
Our Current Reports on Form 8-K filed on each of February 5, 2009, March 23, 2009, March 24, 2009, April 14, 2009, April 17, 2009, May 1, 2009, May 29, 2009, June 3, 2009, June 9, 2009, June 15, 2009, June 30, 2009, July 10, 2009 (two reports), July 22, 2009, July 30, 2009 and August 6, 2009.

(4)
The description of our Common Stock, $0.01 par value, in our registration statement on Form 8-A12B, as filed with the Commission on June 20, 2001 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We incorporate by reference the documents listed above and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the sale of all the shares of Common Stock that are part of this offering.

Item 5.  Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby have been passed upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York. Robert H. Friedman, a member of such firm, is an officer of the Company and holds options to purchase shares of Common Stock. Other members of such firm own shares of our Common Stock.

Item 8.  Exhibits

Exhibit No.                Description

5.1	Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to legality of the Common Stock.

23.1	Consent of Friedman LLP, an independent registered public accounting firm.

23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP, included in Exhibit No. 5.1.

24.1	Power of Attorney, included on the signature page to this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on this 6th day of August, 2009.

EMPIRE RESORTS, INC. (Registrant)

By:	/s/ Joseph Bernstein
	Name:	Joseph Bernstein
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Joseph Bernstein his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-8 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph Bernstein	Chief Executive Officer	August 6, 2009
Joseph Bernstein	(Principal Executive Officer)

/s/ Mark Marasco		August 6, 2009
Mark Marasco	Principal Financial and Accounting Officer

/s/ James Simon
James Simon	Director	August 6, 2009

/s/ Bruce M. Berg
Bruce M. Berg	Director	August 6, 2009

/s/ Ralph J Bernstein
Ralph J Bernstein	Director	August 6, 2009

/s/ Louis R. Cappelli
Louis R. Cappelli	Director	August 6, 2009

/s/ Kenneth Dreifach
Kenneth Dreifach	Director	August 6, 2009

/s/ Nancy Palumbo
Nancy Palumbo	Director	August 6, 2009

/s/ Paul A. deBary
Paul A. deBary	Director	August 6, 2009

Exhibit Index

Exhibit No.                                Description

5.1	Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to legality of the Common Stock.

23.1	Consent of Friedman LLP, an independent registered public accounting firm.

23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP, included in Exhibit No. 5.1.

24.1	Power of Attorney, included on the signature page to this Registration Statement.